CNL Strategic Capital, LLC POS AM

Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 4 to the Registration Statement of Form S-1 (No. 333-222986) and related prospectus of CNL Strategic Capital, LLC of our report dated March 13, 2020, except for Note 13 as to which the date is March 23, 2020 on the consolidated financial statements of LD Parent, Inc. and its Subsidiaries as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and the period February 7, 2018 to December 31, 2018 and to the reference to our firm under the caption “Experts” in the prospectus.

/s/ DBO USA, LLP

Woodbridge, NJ

April 10, 2020